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                                                                     EXHIBIT 4.4




















                        ASSET PURCHASE AND SALE AGREEMENT

                                     between

                                 VALICERT, INC.,

                                    as Buyer

                                       and

                                TRADENABLE, INC.,

                                    as Seller

                             AS OF DECEMBER 12, 2001

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                        ASSET PURCHASE AND SALE AGREEMENT

      THIS ASSET PURCHASE AND SALE AGREEMENT ("Agreement") is made as of the 12th day of December, 2001 (the "Commencement Date"), by and between ValiCert, Inc., a Delaware corporation ("Buyer") and Tradenable, Inc., a Delaware corporation ("Seller").

                                    RECITALS
                                    --------

      Buyer desires to purchase, and Seller desires to sell, certain assets of Seller's business on the terms and subject to the conditions contained in this Agreement.

                                    AGREEMENT
                                    ---------

      NOW, THEREFORE, for and in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement and for other good and valuable consideration, the parties agree as follows:

ARTICLE 1.  SALE AND PURCHASE OF ASSETS

      Subject to the terms and conditions set forth in this Agreement, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer agrees to purchase from Seller at the Closing, the assets described in this Article 1, on the Closing Date, as the same shall exist on the Closing Date, in such condition and location as the same exist on the Closing Date, all of which are collectively referred to as the "Assets" and individually referred to as an "Asset," including:

      1.1 Tangible Assets. The personal tangible property, including but not limited to computers, diskettes, laboratory equipment, and network equipment, set forth on Schedule 1.1 hereto (hereafter collectively referred to as the "Tangible Assets").

      1.2 Intellectual Property.

            (a) The trademarks, service marks, domain names, slogans, logos, trade names, trade dress, fictional business names, brand names, and the like, including without limitation the marks "Tradenable" and "i-Escrow", including any modifications thereof and all applications, whether based upon intent to use or use or any registrations or renewals thereof, and all goodwill associated therewith, or related thereto, set forth on Schedule 1.2(a) hereto (collectively, "Trademarks");

            (b) The patents, patent applications, patent disclosures, industrial designs and inventions (whether or not patentable and whether or not reduced to practice), including, without limitation, continuation, divisional, continuation-in-part, or reissue patent applications and registrations issuing thereon and renewals or extensions thereof, excluding all tangible media relating thereto (collectively "Patents"), set forth on Schedule 1.2(b) hereto;

            (c) Seller's works of authorship and copyrights thereon and registrations, applications therefor and renewals thereof, set forth on Schedule 1.2(c) hereto (collectively "Copyrights");


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            (d) The information, including, without limitation, computer software, data, databases, works of authorship, mask works, technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, drawings, designs, refinements, extensions, improvements, modifications, user interfaces, customer lists, partner lists, prospect lists, inventions, discoveries, concepts, ideas, techniques, research and development methods, source codes, object codes, methodologies, any formula, pattern, compilation, program, device, method, technique, or process, and, with respect to all of the foregoing, related confidential data or information that
(1) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and (2) is the subject of efforts to maintain its secrecy (collectively, "Trade Secrets"), set forth on Schedule 1.2(d) hereto;

            (e) The Trademarks, Patents, Copyrights and Trade Secrets are hereafter referred to collectively as the "Intellectual Properties".

      1.3 Cash. Cash in the amount of one million seven hundred fifty thousand dollars ($1,750,000) to be received in the account of Buyer by wire transaction on or before the Closing Date ("Initial Cash Payment"), and a promissory note, in substantially the form attached hereto as Exhibit A (the "Note"), executed by Seller in the amount of seven hundred fifty thousand dollars ($750,000) ("Remaining Cash Payment"), to be delivered to Buyer on or before the Closing Date.

      1.4 Excluded Assets. Notwithstanding anything to the contrary contained in the preceding sections of this Article 1, there shall be excluded from the Assets and retained by Seller the following assets (collectively, the "Excluded Assets"):

            (a) Cash and Investments. Except for the Cash specified in Section
                --------------------
1.4, cash on hand or in bank accounts, and any other cash equivalents as of the Closing Date, including without limitation certificates of deposit, commercial paper, treasury bills, asset or money market accounts and all such similar accounts or investments, or notes or other entitlements evidencing loans receivable.

            (b) Accounts Receivable. Any accounts receivable to the extent they
                -------------------
reflect services performed by Seller prior to the Closing Date.

            (c) Contracts. Any agreement, contract, license, legally binding
                ---------
commitment, instrument, understanding or arrangement, whether written or oral, in each case, as amended, supplemented, waived or otherwise modified, between Seller and any third party (the "Contracts").

            (d) Certain Customer Lists. Customer data which, in the opinion of
                ----------------------
Buyer, cannot be transferred to Buyer without violation of applicable privacy laws.

            (e) Tradenable Website. The Tradenable website of
                ------------------
www.tradenable.com, including without limitation the content and operation of
------------------
such website, but excluding the URL of www.tradenable.com, which shall be
                                       ------------------
licensed to Seller as set forth in Section 11.2 and that shall revert to Buyer at the conclusion of the time period set forth in Section 11.2 herein.


                                       2

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            (f) i-Escrow's Business, Assets and Liabilities. The business of
                -------------------------------------------
providing consumer escrow services of i-Escrow, Inc., a wholly owned subsidiary of Seller, including, without limitation, the agreements, assets, liabilities and obligations of such consumer escrow services business, other than those assets included within the Assets and identified in this Agreement.

ARTICLE 2.  LIABILITIES

      2.1 Excluded Liabilities. Buyer shall not assume and shall not be liable for, and Seller shall retain and, as between Buyer and Seller, remain solely liable for and obligated to discharge, all of the debts, commitments, obligations and other liabilities arising out of the operation of or relating to the Assets arising on or prior to the Closing Date, whether known or unknown, accrued or not accrued, fixed or contingent.

ARTICLE 3.  PURCHASE AND PAYMENT

      3.1 Consideration from Buyer to Seller. In consideration for the transfer and assignment by Seller of the Assets and in consideration of the representations, warranties, covenants and indemnities of Seller set forth herein, including the Initial Cash Payment, Buyer shall, within five (5) business days after the Closing, deliver to the Seller a Certificate for seven hundred twenty-eight thousand two hundred (728,200) shares of common stock of the Buyer dated the Closing Date ("Initial Shares"). At such time as Seller delivers to Buyer the Remaining Cash Payment, Buyer shall, within five (5) business days after such delivery, deliver to Seller a Certificate for two hundred seventy-one thousand eight hundred (271,800) shares of common stock of Buyer dated the Closing Date ("Remaining Shares") and cancel the Note. The Initial Shares, and to the extent issued, the Remaining Shares are referred to collectively as the "Shares." If Seller has not paid the note within 120 days of the Closing Date, Buyer shall at the end of 120 days after the Closing, have the right to cancel the Note and Buyer's obligation to deliver the Remaining Shares.

      3.2 Tax Liability Arising Out of the Agreement. Buyer shall assume the transfer taxes arising out of transfer of the Assets. No other tax liabilities shall be assumed by Buyer, other than taxes with respect to the Assets accruing on or after the Closing.

      3.3 Allocation of Purchase Price. Buyer and Seller agree that the purchase price set forth in Section 3.1 above shall be allocated among the Assets as set forth on Schedule 1 hereto, based upon the fair market value of the Assets as reasonably determined by Buyer and Seller and as may be required by the applicable provisions of the Internal Revenue Code of 1986, as amended, and that any and all tax returns and filings of Buyer or Seller shall be made on a basis consistent with such allocation, unless otherwise required by an applicable taxing authority.

      3.4 Bulk Sale Laws. Buyer hereby waives compliance by Seller with any bulk sale or similar laws or statutes.

ARTICLE 4.  PRE-CLOSING AGREEMENTS AND COVENANTS

      4.1 Access to Information. Seller shall afford Buyer and its representatives reasonable access to the books, accounts, records, contracts and documents of or relating to the Assets in


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Seller's possession or control, subject to reasonable requirements that Buyer not interfere with the operations and activity of the Seller's business. Prior to the Closing Date, Seller shall provide Buyer with all amendments, updates and revisions of any such documents relating to the Assets.

      4.2 Confidentiality. As further described in the Mutual Nondisclosure Agreement between Buyer and Seller dated November 29, 2001 (the "Mutual Nondisclosure Agreement"), Seller and Buyer shall not use or disclose to others, or permit the use or disclosure of, any and all non-public information furnished by each to the other (including confidential information transmitted by each to its officers, directors, shareholders, representatives, accountants, counsel, advisors or bankers) in the course of negotiations relating to this Agreement and the business and financial reviews and investigations referred to in this Agreement, except as set forth in the Mutual Nondisclosure Agreement.

      4.3 Exclusivity. Seller agrees that Buyer shall have the exclusive right to consummate the transactions contemplated herein for a period of ten days from the date of this Agreement ("Exclusive Period"), and during such Exclusive Period, Seller agrees that neither Seller, nor any representative of Seller: (a) will initiate, solicit or encourage, directly or indirectly, any inquiries, or the making or implementation of any proposal or offer with respect to financing, management, leasing, a merger, acquisition, consolidation or similar transaction involving, or any purchase of, all or any portion of the Assets (any such inquiry, proposal or offer being hereinafter referred to as an "Acquisition Proposal" and any such transaction being hereinafter referred to as an "Acquisition"); or (b) will engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; or (c) will continue any existing activities, discussions or negotiations with any parties conducted prior to the date of the execution of the Memorandum of Understanding between Buyer and Seller dated November 28, 2001 ("Memorandum of Understanding") with respect to any Acquisition Proposal or Acquisition and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken by Seller in this Section 4.23.

      4.4 Continued Efforts. Seller shall use commercially reasonable efforts to
(a) cause to be fulfilled and satisfied all of the conditions to the Closing which are the responsibility of Seller; (b) cause to be performed all of the matters required upon the Closing which are the responsibility of Seller; and
(c) take such steps and do such acts as may be necessary to make all of its warranties and representations true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

      Buyer shall use commercially reasonable efforts to (a) cause to be fulfilled and satisfied all of the conditions to the Closing which are the responsibility of Buyer; (b) cause to be performed all of the matters required upon the Closing which are the responsibility of Buyer; (c) take such steps and do such acts as may be necessary to make all of its warranties and representations true and correct as of the Closing with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

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      4.5 Third Party and Governmental Consents. Where applicable, Seller shall use commercially reasonable efforts to obtain the consents from all of the third parties which are necessary to the consummation of the transactions contemplated hereby on or prior to the Closing Date.

      4.6 Maintenance of Assets Prior to Closing. Seller agrees that, commencing from the date of execution of the Memorandum of Understanding and through the Closing, Seller shall use commercially reasonable efforts:

            (a) maintain the Assets in the same working order and condition in which they existed as of the date of the Memorandum of Understanding, ordinary wear and tear excepted;

            (b) not sell, lease, license, pledge, grant, encumber or otherwise dispose of any of the Assets;

            (c) keep available the services of the employees set forth on the Employee List (as defined in Section 4.7 below); and

            (d) not grant compensation or benefit increases to any employees set forth on the Employee List.

      4.7 Seller's Employees. In connection with the acquisition of the Assets,
(i) Seller shall continue to pay, through midnight on the Closing Date or other mutually agreed date, payroll and payroll taxes and any other expenses (except for accrued vacation) related to all employees of Seller set forth on Schedule
4.7 hereto (the "Employee List") and (ii) from midnight on the Closing Date, Buyer shall assume responsibility as the employer of those employees set forth on the Employee List, provided that in no event is Buyer responsible for any claims by employees, officers, directors, independent contractors or consultants, regarding matters taking place or relating to periods prior to the Closing Date (including, but not limited to, claims relating to salaries, severance or vacation or sick leave or any other employee benefits). Seller agrees to remain solely liable for any such claims and to indemnify Buyer against any such claims. Nothing in any provision of this Agreement is intended to confer upon any employee, officer, director, independent contractor or consultant of Seller or such employee's legal representative or heirs any rights as a third party beneficiary or otherwise or any remedies of any kind whatsoever under or by reason of this Agreement, or the transactions contemplated hereby, including without limitation any rights of continued employment. All rights and obligations created by this Agreement are solely between Buyer and Seller. Notwithstanding anything in this Agreement to the contrary, Buyer hereby agrees to permit each employee of Seller set forth on the Employee List, who accepts employment with Buyer, to perform work for Seller, at Seller's request, for up to twenty percent (20%) of such employee's work week (but no less than ten (10) hours per week) for a maximum of sixty (60) working days commencing with the Closing Date, and Buyer hereby agrees to pay the compensation, benefits and other expenses of such employees in connection therewith.

      4.8 Registration and Listing of Shares. Buyer will use commercially reasonable efforts to cause its common stock to continue to be registered under Sections 12(b) or 12(g) of the Securities and Exchange Act of 1934, as amended ("Exchange Act"), will comply in all material

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respects with its reporting and filing obligations under the Exchange Act, will comply with all requirements related to any registration statement filed pursuant to this Agreement.

      4.9 Registration Rights Agreement. Buyer and Seller shall enter into the Registration Rights Agreement in substantially the form attached hereto as Exhibit B (the "Registration Rights Agreement").

ARTICLE 5.  CONDITIONS TO CLOSING - BUYER

      The obligations of Buyer to consummate the purchase of the Assets at Closing shall be subject to the satisfaction of the following conditions precedent, any or all of which may be waived by Buyer in writing:

      5.1 Accuracy of Representations and Performance of Seller. To the best knowledge of Seller's current management, the representations and warranties of Seller contained in this Agreement shall be true and correct when made and at and as of the Closing Date with the same force and effect as though made on and as of such date; each and all of the conditions and covenants to be performed or satisfied by Seller hereunder at or prior to the Closing Date shall have been duly performed or satisfied.

      5.2 Absence of Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, relating to the Assets shall be threatened or pending before any court or governmental or regulatory official or agency.

      5.3 Bills of Sale. Seller shall have executed and delivered to Buyer the Bill of Sale in the form contained in Schedule 5.3 hereto (the "Bill of Sale") for purposes of conveying the Assets to Buyer.

      5.4 Note. Seller shall have executed and delivered to Buyer the Note in substantially the form attached hereto as Exhibit A.

      5.5 Registration Rights Agreement. Seller shall have executed and delivered to Buyer the Registration Rights Agreement in substantially the form attached hereto as Exhibit B.

      5.6 Key Employees. The Key Employees identified by Buyer and listed on
Schedule 5.5 hereto shall have accepted offers of employment from Buyer.

      5.7 Approval of Seller's Shareholders. Seller shall provide documentation that the holders of two-thirds of the outstanding preferred stock of Seller, voting as a single class, and majority of the outstanding capital stock of Seller (common stock and preferred stock, on an as-converted-to-common stock basis), voting together as a single class, have approved the terms of this Agreement.

ARTICLE 6.  CONDITIONS TO CLOSING - SELLER

      The obligations of Seller to consummate the sale of the Assets at Closing shall be subject to the satisfaction of the following conditions precedent, any or all of which may be waived by Seller in writing:

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      6.1 Accuracy of Representations and Performance of Buyer. The
representations and warranties of Buyer contained in this Agreement shall be true and correct when made and at and as of the Closing Date with the same force and effect as though made on and as of such date; each and all of the conditions and covenants to be performed or satisfied by Buyer hereunder at or prior to the Closing Date shall have been duly performed or satisfied.

      6.2 Absence of Certain Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened in writing or pending before any court or governmental or regulatory official or agency, in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby (provided that any such suit, action or other proceeding which would not have a material effect on the transactions contemplated hereby shall not constitute a failure to satisfy this condition), and no investigation that might result in any such suit, action or proceeding shall be pending.

      6.3 Ancillary Agreements. Buyer shall have executed and delivered to Seller the Registration Rights Agreement and the Bill of Sale.

ARTICLE 7.  REPRESENTATIONS AND WARRANTIES OF SELLER

      Except as provided to the contrary in the disclosure schedule attached hereto as Schedule 7 (the "Disclosure Schedule"), Seller represents and warrants to Buyer that the following facts and circumstances are true and correct on and as of the Commencement Date:

      7.1 Organization and Good Standing. Seller is a corporation duly organized and validly existing under the laws of the State of Delaware, and has all requisite corporate power and authority to its properties. Seller has all requisite power and authority to execute and deliver, and perform its obligations under, this Agreement.

      7.2 Authorization. The execution and delivery of this Agreement and performance by Seller of its obligations hereunder, and all transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of Seller's Board of Directors and stockholders. This Agreement has been, and the other agreements and documents required to be delivered by Seller, in accordance with the provisions hereof (the "Seller's Documents") will be duly executed and delivered on behalf of Seller by an authorized officer of Seller; and this Agreement constitutes, and Seller's Documents when executed and delivered will constitute, the valid and binding obligations of Seller, enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect affecting creditor's rights generally and by legal and equitable limitations on the availability of specific remedies.

      7.3 No Governmental or Other Authorization Required. No authorization or approval of, or filing with, any governmental agency, authority or other body or any other third persons will be required in connection with Seller's execution and delivery of this Agreement or the consummation by Seller of the transactions contemplated hereby.

      7.4 Title to Assets. To the best knowledge of Seller's current management, Seller has, and at Closing will have, good and marketable title to all the Assets, free and clear of all

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encumbrances. Seller is not a party to, nor are the Assets subject to, any judgment, judicial order, writ, injunction or decree that materially adversely affects the Assets or the use thereof by Seller.

      7.5 Taxes. To the best knowledge of Seller's current management, there are no pending assessments, asserted deficiencies or claims for additional taxes that affect or pertain to the Assets that have not been paid.

      7.6 Litigation; Claims; Defaults. To the best knowledge of Seller's current management, Seller has not been served with any currently effective summons or complaint and there is no action or suit, equitable or legal, to which Seller is a party, nor any administrative, arbitration or other proceeding pending or, to the best knowledge of Seller's current management, threatened against Seller in respect of the Assets.

      7.7 Compliance with Laws. To the best knowledge of Seller's current management, Seller has complied, and through the Closing will continue to comply, in all material respects with federal, state and local laws, rules and regulations applicable to the Assets.

      7.8 No Inconsistent Agreements. Seller has not entered into any memorandum of understanding, letter of intent or other similar agreement, written or oral, with any other party, which would be inconsistent with the terms of this Agreement.

      7.9 Intellectual Property Rights. To the best knowledge of Seller's current management, Seller owns all right, title and interest and all related patent, copyright, trademark, trade secrets and similar proprietary rights in all Intellectual Properties. To the best knowledge of Seller's current management, Seller has received no notice that it is infringing upon, violating or otherwise acting adversely, or by operating the Assets would infringe upon, violate or otherwise act adversely, to the right or claimed right of any person or entity under or with respect to any rights relating to the Intellectual Properties of any other person or entity and Seller (after reasonable investigation) does not know of any likely basis therefor. Seller has not granted source rights to any of the Intellectual Properties. To the best knowledge of Seller's current management, Seller is not aware of any action, suit, proceeding or investigation pending or currently threatened against Seller or any other third party which relate to the Seller's ownership or use of any Intellectual Properties of Seller.

      7.10 Dissenter's Rights. Neither the Agreement, nor the transactions contemplated by the Agreement, provide Seller's shareholders with dissenter's rights as described in California Corporations Code Chapter 1300.

      7.11 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS
ARTICLE 7, SELLER DOES NOT MAKE OR GIVE ANY WARRANTY REGARDING THE ASSETS SOLD TO BUYER PURSUANT TO THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS
ARTICLE 7, ALL SUCH ASSETS ARE SOLD, AS THE CASE MAY BE, "AS IS" WITHOUT ANY WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE. IN PARTICULAR, ANY AND ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY DISCLAIMED AND EXCLUDED.


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      7.12 Investment Representations. Seller understands that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"). Seller also understands that the Shares are being issued pursuant to an exemption from registration contained in the Securities Act based in part upon Seller's representations contained in this Agreement. Seller hereby represents and warrants as follows:

            (a) Seller Bears Economic Risk and Can Protect Its Interests. Seller represents that by reason of its, or of its management's, business or financial knowledge and experience, Seller has the capacity to protect its own interests in connection with the transactions contemplated herein. Seller must bear the economic risk of this investment indefinitely unless the Shares are registered pursuant to the Securities Act or an exemption from registration is available.

            (b) Acquisition for Own Account. Seller is acquiring the Shares for Seller's own account for investment only and not with a view towards their public resale or distribution, except to the extent covered by an effective Registration Statement.

            (c) Publications. Seller is aware of no publication of any advertisement in connection with the transactions contemplated herein or the issuance of the Shares.

            (d) Accredited Investor. Seller represents that it is an "accredited investor" within the meaning of Regulation D under the Securities Act.

            (e) Buyer Information. Seller has had an opportunity to discuss Buyer's business, management and financial affairs with management of Buyer. Seller has also had the opportunity to ask questions of and receive answers from, Buyer and its management regarding the terms and conditions of this investment.

            (f) Rule 144. Seller acknowledges and agrees that the Shares are characterized as "restricted securities" under the Securities Act and that such Shares may not be resold unless they are subsequently registered under the Securities Act or an exemption from such registration is available.

      7.13 Stockholder Vote. The approval of two-thirds of the outstanding preferred stock of Seller, voting as a single class, and majority of the outstanding capital stock of Seller (common stock and preferred stock, on an as-converted-to-common stock basis), voting together as a single class, is required to approve the transactions contemplated herein pursuant to Seller's Certificate of Incorporation, bylaws, and applicable laws.

      7.14 Disclosure. No representation or warranty by Seller in this Agreement or any Schedule or Exhibit hereto, or any statement, list or certificate furnished or to be furnished by Seller pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading or necessary in order to provide a prospective purchaser of the Assets with proper information to such assets. To the best knowledge of Seller's current management, all copies of agreements furnished to Buyer by Seller hereunder are true and correct. Seller has disclosed all material adverse facts relating to the Assets.


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

ARTICLE 8.  REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby represents and warrants to Seller as follows:

      8.1 Organization and Good Standing. Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware. Buyer possesses all requisite power and authority to own, operate and lease its properties and carry on its business, and to execute and deliver, and perform its obligations under, this Agreement.

      8.2 Authorization. The execution and delivery of this Agreement and performance by Buyer of its obligations hereunder, and all transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement has been, and the other agreements and documents required to be delivered by Buyer in accordance with the provisions hereof (the "Buyer's Documents") will be, duly executed and delivered by Buyer; and this Agreement constitutes, and Buyer's Documents when executed and delivered will constitute, the valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect affecting creditor's rights generally and by legal and equitable limitations on the availability of specific remedies. Buyer has all necessary corporate power and authority to issue and deliver the Shares. The Shares, when issued in compliance with the provisions of this Agreement, will be duly authorized and validly issued, fully paid, non-assessable, free and clear of all liens, taxes and encumbrances except for restrictions on transfer contained in applicable federal and state securities laws, and issued in compliance with federal securities laws and the securities laws of the State of Delaware and the State of California.

      8.3 Capital Stock. As of November 30, 2001, the authorized capital stock of Buyer consists of 100,000,000 shares of Common Stock, par value $.001 per share, of which 24,616,354 shares are issued and outstanding, and 2,000,000 shares of Preferred Stock, par value $.001 per share, none of which is issued and outstanding.

      8.4 Commission Filings and Financial Statements. Buyer has filed all forms, reports and documents (the "SEC Documents") required to be filed by it with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the Commission thereunder since July 27, 2000 through the date of this Agreement. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective filing dates, the financial statements of Buyer included in the SEC Documents complied as to form in all material respects with the applicable accounting requirements and the rules and regulations of the Commission thereunder and were prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto) and fairly presented, in all material respects, the financial position of Buyer as at the


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dates thereof and the results of operations and cash flows of Buyer for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments not material in scope or amount).

ARTICLE 9.  THE CLOSING

      9.1 Date and Location. The consummation of the transfer and delivery of the Assets to Buyer and the receipt of the consideration therefor by Seller shall constitute the "Closing" and the date of the Closing will be referred to herein as the "Closing Date." Unless otherwise mutually agreed to by the parties, the Closing shall take place at 10:00 a.m., Pacific Standard Time, at the offices of Gray Cary Ware & Freidenrich LLP, 400 Hamilton Avenue, Palo Alto, CA 94301-1833 on December 14, 2001.

ARTICLE 10.  POST-CLOSING COVENANTS

      10.1 Delivery of Assets. Seller will cause the Assets to be delivered to locations and via the methods designated by Buyer, at Buyer's expense, immediately after the Closing. Seller and Buyer hereby agree that title to the Assets will pass to Buyer at the Closing.

      10.2 Distribution of Shares. Prior to the initial filing of the Registration Statement with the SEC, Seller shall provide to Buyer a certificate, executed by the Chief Executive Officer of Seller, showing the full name of each proposed transferee of the Shares ("Proposed Transferee") and stating that each Proposed Transferee qualifies as an Accredited Investor within the meaning of Regulation D of the Securities Act. At Buyer's sole discretion, Buyer shall have the option, after notification to Seller via e-mail or telephone, to contact any Proposed Transferee to obtain information about such Proposed Transferee's alleged status as an Accredited Investor, including requiring any Proposed Transferee to complete a questionnaire revealing information about such Proposed Transferee's financial status. Seller shall cooperate with any such inquiry by Buyer. If Buyer determines, after notification to Seller via e-mail or telephone, in Buyer's opinion, that a Proposed Transferee does not qualify as an Accredited Investor, or does not receive sufficient information to determine a Proposed Transferee's investor status, Seller agrees that such Proposed Transferee shall not receive any of the Shares and shall not be included in any Registration Statement filed by Buyer in connection with this transaction.

      10.3 Non-Competition. Seller covenants that for three years from the date of this Agreement, it shall not solicit or attempt to solicit any of the Key Employees to terminate his employment with Buyer in order to become an employee, consultant, or independent contract of Seller or any of Seller's Affiliates or Successors. Seller further covenants that for three years from the date of this Agreement, it shall not , without first obtaining written approval of Buyer, directly or indirectly engage in any Competing Activities. For purposes of this subsection 10.3, "Competing Activities" means activities consisting of or related to operation of the Assets as utilized by Buyer in Buyer's present business, except for activities expressly permitted by the License Agreement and Ownership in Article 11 herein, until such time as the License Agreement expires.

ARTICLE 11.  INTELLECTUAL PROPERTY LICENSE AND OWNERSHIP.

      11.1 Software License. Buyer hereby grants Seller a perpetual, non-exclusive, non-transferable (except as described below and in Section 11.3), worldwide, fully paid up, royalty-free license to use, reproduce and modify the software, as identified on Schedule 11.1 hereto, as in existence on the Closing Date ("Software") in source and object code solely in connection with, and for the purpose of, providing the consumer escrow services stated as of the date of this Agreement at the website: http://www.tradenable.com ("Site"). The license
                               -------------------------
granted herein specifically excludes any right on the part of Seller to grant further sublicenses to the Software, other than to comply with agreements of Seller executed prior to the date of this Agreement.

      11.2 Marks License. ValiCert grants Tradenable a limited time, non-exclusive, non-transferable, worldwide, fully paid up, royalty free license to use, display and reproduce the Marks, as identified on Schedule 11.2 hereto, solely on the Site, solely in connection with, and for the purpose of providing the consumer escrow services stated as of the date of this Agreement at the Site ("Marks License"), for a period of up to 150 days following the Closing Date. The Marks License granted in this Section 11.2 shall automatically expire at the end of the period set forth in the prior sentence.

      11.3 Seller's Ability to Comply with Sumitomo Agreement. Notwithstanding anything to the contrary herein, Buyer hereby grants to Seller all rights necessary for Seller to comply with the terms of the that certain IP Agreement, dated as of November 22, 2001, and related intellectual property agreements, among Seller, Sumitomo Mitsui Banking Corporation and i-Escrow Japan, Limited pursuant to which Seller granted perpetual licenses to certain of Seller's intellectual property.

      11.4 Assignation. The Marks and License may be assigned to any person that acquires the consumer escrow services business of Seller and that is not a direct competitor of Buyer. Seller shall cause such person to agree to the same conditions of the Marks License. In addition, such person shall be excluded from granting any sublicenses.

      11.5 Ownership. Buyer retains all right, title, and interest in and to the Software and the Marks, including any intellectual property rights therein, and grants no rights or licenses except those expressly specified above. Seller retains all right, title and interest in and to the Site, including any intellectual property rights and content therein.

      11.6 No support or updates to the Software. The Software is licensed solely as it exists on the Closing Date, and the license does not include, or entitle Seller (or any sublicensee) to, any support, updates, later versions, modifications, improvements, bug fixes, error corrections, or the like, for the Software.

      11.7 Delivery. Seller acknowledges that Seller has possession of the Software and Marks as of the date of this Agreement.

      11.8 Covenants of Buyer. EXCEPT AS EXPRESSLY PROVIDED HEREIN, BUYER MAKES NO WARRANTIES WITH RESPECT TO THE SOFTWARE AND MARKS, WHICH ARE PROVIDED "AS IS," AND BUYER EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES WITH RESPECT TO THE SOFTWARE AND MARKS

WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, TITLE AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS.

      11.9 Term and Termination. The licenses described in this Section 11 shall commence on the Closing Date and continue until termination as provided herein (the "Term"), except for the license granted in Section 11.2 ("Marks License") which shall expire at the time set forth therein. Either party may terminate the licenses described in this Section 11 for the other party's material breach upon thirty (30) days' prior written notice of such breach, and failure of the breaching party to cure such breach within such thirty (30) day period.

      11.10 Effect of Termination. Upon termination, (a) all licenses granted in this Section 11 shall immediately terminate; (b) Seller shall immediately cease its use, display, and/or reproduction of the Software and Marks, and, at the option of Buyer, shall return or destroy, at Buyer's option, any and all copies of the Software and Marks, whether in whole or in part; (c) each party shall, at the option of the other party, promptly return or destroy the other party's confidential information, and any complete or partial copies of such information, and all documents, summaries, or other materials derived from such confidential information, and shall shortly thereafter provide written certification that all such materials have been returned or destroyed.

ARTICLE 12.  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

      12.1 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement or in connection with the negotiation, execution or performance of this Agreement shall survive the Closing until the expiration of one (1) year from the Closing Date, and, thereafter, to the extent a claim is made prior to such expiration with respect to any breach of such representation, warranty or agreement, until such claim is finally determined or settled. Any right to assert a claim for indemnification under this Article 12 shall expire one (1) year following the Closing.

      12.2 Indemnification Obligation of Seller.

            (a) Until one (1) year after the Closing, Seller shall reimburse, indemnify and hold harmless Buyer and its successors and assigns (each an "Indemnified Buyer Party") against and in respect of any and all damages, losses, deficiencies, liabilities, costs and expenses (including assessments, legal fees, litigation costs, fines and judgments) ("Losses") incurred or suffered by any Indemnified Buyer Party that result from, relate to or arise out of:

                  (i) any actual or purported liabilities and obligations of Seller, and any claims and demands made in respect thereof, whether or not known or asserted at or prior to the Closing Date, relating to the Assets;

                  (ii) the operation of the Assets, or of any action or inaction relating to the Assets by Seller or any director, officer, employee, agent, representative or subcontractors of Seller on or prior to the Closing Date;

                  (iii) any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of Seller under this Agreement or any misrepresentation in or omission from any certificate, schedule, written statement, document or instrument furnished to Buyer pursuant hereto or in connection with the negotiation, execution or performance of this Agreement;

                  (iv) any and all actions, suits, claims or legal, administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Buyer Party to the extent relating to Seller or the Assets to the extent the reason therefor or subject thereof arose or occurred prior to the Closing Date or which result from or arise out of any action or inaction prior to the Closing Date of Seller or any director, officer, employee, agent, representative or subcontractor of Seller, except for those which Buyer specifically assumes pursuant to this Agreement.

                  Seller shall remain liable to any Indemnified Buyer Party for any Losses arising out of Seller's use of the Assets as permitted by the Intellectual Property License and Ownership described in Section 11 hereto.

            (b) Notwithstanding anything to the contrary contained in this
Agreement:

                  (i) the maximum aggregate amount of indemnifiable Losses arising out of or resulting from the causes enumerated in Section 12.2(a) that may be recovered from Seller shall not exceed the Shares, and for purposes of determining the number of Shares to be applied to satisfy an indemnifiable Loss, the parties agree that the fair market value of a Share shall be $2.76;

                  (ii) no indemnification payment by Seller with respect to any indemnifiable Losses otherwise payable under Section 12.2(a) and arising out of or resulting from the causes enumerated in Section 12.2(a) shall be payable until such time as all such indemnifiable Losses shall aggregate to more than $50,000, after which time Seller shall be liable in full for all indemnifiable Losses (including the first $50,000); and

                  (iii) the Shares shall provide the sole and exclusive remedy against Seller for breaches of the representations, warranties, covenants and agreement contained in this Agreement or any agreement related thereto, provided, however, that this provision shall not limit any rights or claims based on fraudulent or intentional misrepresentation, bad faith or willful misconduct.

      12.3 Notice of Claims. Upon obtaining knowledge thereof, Indemnified Buyer Party shall promptly notify the relevant indemnifying party in writing of any damage, claim, loss, liability or expense which the indemnified party has determined has given or could give rise to a claim (such written notice being hereinafter referred to as a "Notice of Claim"). A Notice of Claim shall contain a brief description of the nature and estimated amount of any such claim giving rise to a right of indemnification.

      12.4 Defense of Third Party Claims. With respect to any claim or demand set forth in a Notice of Claim, relating to a third party claim, the indemnifying party may defend, in good faith and at its expense, any such claim or demand, and the indemnified party, at its expense, shall have the right to participate in the defense of any such third party claim. So long as the indemnifying party is defending in good faith any such third party claim, the indemnified party shall not settle or compromise such third party claim. If indemnifying party does not so elect to defend any such third party claim, the indemnified party shall have no obligation to do so.

      12.5 Limitation on Indemnification. No claim for indemnity under this Agreement shall be asserted by, and no liability for such indemnity shall be enforced against, Seller to the extent Buyer has theretofore received, or is entitled to receive, indemnification, insurance proceeds or otherwise been compensated. In addition, in determining the Losses for any particular loss suffered by Buyer, the amount of the indemnity claimed by Buyer pursuant to this Agreement shall be net of tax effects so as to reduce the Losses to the extent of any tax savings realized, or that should have been realized, by Buyer. All indemnification rights under this Agreement are without duplication.

ARTICLE 13.  MISCELLANEOUS PROVISIONS

      13.1 Announcements. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that either party may make any public disclosure it believes in good faith is required by applicable law without the prior consent of the other party.

      13.2 Expenses. Except as otherwise provided herein, each of the parties shall pay all of its own costs and expenses incurred or to be incurred by it in the negotiation and preparation of this Agreement and carrying out the transactions contemplated by this Agreement, including legal fees. In no event shall Buyer be liable for the legal fees or expenses of Seller incurred as a result of this transaction or otherwise.

      13.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures on this Agreement delivered by fax or telecopier shall be considered original signatures for purposes of effectiveness of this Agreement.

      13.4 Severability. If any provision of this Agreement or the application thereof to any person, entity or circumstance shall be invalid or unenforceable to any extend the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected thereby and shall be enforced to the greatest extend permitted by law.

      13.5 Exhibits; Headings. All references herein to Exhibits are to the Exhibits attached hereto, which shall be incorporated in and constitute a part of this Agreement by such reference. The headings, titles and subtitles used in this Agreement are used for convenience only and shall not limit or otherwise affect the meaning of this Agreement.

      13.6 Construction. This Agreement has been negotiated by Buyer and Seller and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision hereof against the party drafting this Agreement shall not apply in any construction or interpretation of this Agreement.

      13.7 Assignment. The rights and obligations of the parties to this Agreement or any interest in this Agreement shall not be assigned, transferred, hypothecated, pledged or otherwise disposed of without the prior written consent of the nonassigning party which consent may be withheld in such party's sole discretion.

      13.8 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if delivered by telecopier (with notice of receipt), or if served personally on the party to whom notice is to be given; or if delivered by overnight private carrier, on the date of delivery; or on the third day after mailing if mailed to the party to whom notice is to be given by first class mail, certified, postage prepaid, and properly addressed as following:

To Seller:    Tradenable, Inc.
              2600 Bridge Parkway, Suite 201
              Redwood Shores, CA  94065
              Attn:  Woodson Hobbs
              Telecopier:  (650) 413-1352

With a copy (which shall not constitute notice but which is nonetheless required for notice) each to:

              Fenwick & West LLP
              Two Palo Alto Square
              Palo Alto, CA  94306
              Attn: William Schreiber, Esq.
              Telecopier:  (650) 494-1417

To Buyer:
              ValiCert, Inc.
              1215 Terra Bella Avenue
              Mountain View, CA  94043
              Attn:  Timothy Conley, CFO
              Telecopier:  (650) 237-0060

With a copy (which shall not constitute notice but which is nonetheless required for notice) to:

              Gray Cary Ware & Freidenrich LLP
              400 Hamilton Avenue
              Palo Alto, CA  94301-1825
              Attn:  James M. Koshland, Esq.
              Telecopier:  (650) 833-2001

Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set for above.

      13.9 Applicable Law. The terms, conditions and other provisions of this Agreement and any documents or instruments delivered in connection with it shall be governed and construed according to the internal laws of the State of Delaware (other than the choice of law rules thereof) except as to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters, the jurisdiction under which such entity derives its powers shall govern.

      13.10 Dispute Resolution. Buyer and Seller shall attempt to resolve disputes between them arising out of or in connection with this Agreement through good faith negotiations as provided herein. The parties agree that disputes shall be fully discussed by the functional representatives of Buyer and Seller in an attempt to achieve a prompt resolution of such dispute. Such representatives shall meet and fully discuss such dispute in an attempt to achieve a prompt resolution of the dispute. In the event that such dispute shall not be promptly resolved by the mutual agreement of such representatives, Buyer and Seller shall be free to pursue any remedies available at law or in equity.

      13.11 Additional Instruments and Assistance. Each party hereto shall from time to time execute and deliver such further instruments, provide additional information and render such further assistance as the other party or its counsel may reasonably request in order to complete and perfect the transactions contemplated herein, including, but not limited to instruments of transfer and conveyance as shall be reasonably deemed necessary or appropriate by Buyer to vest in or confirm to Buyer good and marketable title to all of the Assets, free and clear of any and all liens, security interests, mortgages, charges or encumbrances of any kind.

      13.12 Entire Agreement, Amendments and Waivers. This Agreement, together with all Exhibits and Schedules hereto, and the Mutual Nondisclosure Agreement constitute the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no representations, warranties or other agreements among the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof

(whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase and Sale Agreement as of the first date written above.

BUYER:                                     SELLER:

ValiCert, Inc.                             Tradenable, Inc.

By:   Joseph Amram                         By:   Woodson Hobbs
      Chief Executive Officer                    Chief Executive Officer

By: /s/ Joseph Amran                       By: /s/ Woodson Hobbs
    ----------------                           -----------------

                                    Exhibit A
                                    ---------

                                      Note

THIS NOTE AND THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

                                 PROMISSORY NOTE
                                 ---------------


$750,000                                                       December 21, 2001

                                                       Mountain View, California


      FOR VALUE RECEIVED, Tradenable, Inc., a Delaware corporation (the "Company"), promises to pay to ValiCert, Inc. (the "Holder"), or its registered
 -------                                           ------
assigns, the principal sum of $750,000 or such lesser amount as shall then equal the outstanding principal amount hereof, together with interest from the date of this Note on the unpaid principal balance at a rate equal to eight percent (8%) per annum. The interest rate shall be computed on the basis of the actual number of days elapsed and a year of 365 days. All unpaid principal, together with the balance of unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on demand at any time after April 20, 2002 (the "Maturity Date").
 -------------


      The following is a statement of the conditions to which this Note is subject.

      Capitalized terms not defined herein have the meaning ascribed to them in the Asset Purchase and Sale Agreement between the parties dated December 12, 2001.

      Definitions. As used in this Note, the following capitalized terms have
      -----------
the following meanings:

            (a) "Obligations" shall mean all principal and accrued interest due
                 -----------
hereunder.

      (1) Prepayment. This Note may be prepaid in whole or in part at any time
          ----------
by the Company only with the prior written consent of Holder. Any such prepayment will be applied first to interest accrued on this Note and second, if the amount of prepayment exceeds the amount of all accrued interest, to the payment of principal of this Note.

      (2) Release of Shares from Escrow Upon Payment in Full of Obligations.
          -----------------------------------------------------------------
Upon receipt by Holder of payment in full of the Obligations, or any portion thereof, prior to the Maturity Date, Holder shall promptly deliver to the Company a certificate for the Remaining Shares, or portion thereof, as applicable.

      (3) Payment. Payment shall be made in lawful tender of the United States.
          -------
Payor hereby waives demand, notice presentment, protest and notice of dishonor.

      (4) Successors and Assigns. Subject to the restrictions on transfer
          ----------------------
described in Section 6 and restrictions on assignment described in Section 7 below, the rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

      (5) Waiver and Amendment. Any provision of this Note may be amended,
          --------------------
waived or modified upon the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 5 shall be binding upon the Company, the Holder and each transferee of a Note.

      (6) Transfer by Holder. This Note may not be transferred, in whole or in
          ------------------
part, by the Holder without the prior written consent of the Company.

      (7) Assignment by Company. Neither this Note nor any of the rights,
          ---------------------
interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company, without the prior written consent of the Holder.

      (8) Notices. Any notice, request or other communication required or
          -------
permitted hereunder shall be given as set forth in Section 13.8 of the Purchase Agreement.

      (9) Expenses; Waivers. If action is instituted to collect this Note, the
          -----------------
Company promises to pay all costs and expenses, including, without limitation, reasonable attorneys' fees and costs, incurred in connection with such action. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

      (10) Governing Law. This Note and all actions arising out of or in
           -------------
connection with this Note shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California or of any other state.

           IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first written above.

                                 TRADENABLE, INC.

                                 a Delaware corporation


                                 By: /s/ Woodson Hobbs
                                     ----------------------------------------
                                     Woodson Hobbs, Chief Executive Officer

                                    Exhibit B
                                    ---------

                          Registration Rights Agreement